Exhibit 4.3

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of April 7, 2020, by and between Pillar Partners Foundation, L.P., a Cayman Islands limited partnership (the “Investor”) and Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Purchase Agreement (as defined below).

BACKGROUND

The execution and delivery of this Agreement by the Investor is a material inducement to the willingness of the Company to enter into that certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between the Company and the Investor, pursuant to which, subject to the terms and conditions set forth in the Purchase Agreement, the Investor may purchase Securities.

In consideration of the promises and the covenants and agreements set forth in the Purchase Agreement and in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Shares Subject to this Agreement. The Investor agrees that all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them and/or over which they exercise voting control (including, without limitation, all shares of voting capital stock of the Company beneficially owned by an Affiliate of the Investor) as of the date of this Agreement and any other shares of voting capital stock of the Company legally or beneficially held or acquired by them after the date hereof or over which they exercise voting control (the “Shares”) will be subject to the provisions of (and be voted in accordance with) this Agreement. For the avoidance of doubt, nothing in this Section 1, shall prohibit the Investor from transferring or otherwise disposing of such shares during the term of this Agreement; provided, however, that the Investor shall cause its transferee to become a signatory to this Agreement.

2.    Agreement to Vote Shares.

(a)    In any annual, special or adjourned meeting of the stockholders of the Company at which the matter covered by the Required Shareholder Approval are presented to the Company’s stockholders for approval, the Investor agrees that it will vote, by proxy or otherwise, its Shares (i) in favor of such matter and any matter that would reasonably be expected to facilitate such Required Shareholder Approval, and (ii) against approval of any proposal made in opposition to such matters. The Investor shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i) and (ii) of this Section 2(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b)    In the event that a meeting of the stockholders of the Company is held, the Investor shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Investor’s Shares to be counted as present thereat for purposes of establishing a quorum.

3.    Representations, Warranties and Other Covenants of Investor. The Investor hereby represents, warrants and covenants to the Company as follows:

(a)    The Investor has all requisite power, legal capacity and authority to enter into this Agreement. This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)    The execution, delivery and performance of this Agreement by the Investor will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any agreement to which the Investor is a party or by which any of the Investor’s assets are bound or (ii) violate any order, writ, injunction, decree, judgment or any applicable law applicable to the Investor or any of its assets, except for any such conflict, violation or any failure to obtain such consent, waiver or approval that would not result in the Investor being able to perform its obligations under this Agreement.

(c)    The Investor shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect in any material respects or in any way have the effect of restricting, limiting, interfering with, preventing or disabling the Investor from performing his, her or its obligations in any material respects under this Agreement.

4.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

5.    Miscellaneous.

(a)    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile or email upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to:

Idera Pharmaceuticals, Inc.	with copy to:
505 Eagleview Blvd., Suite 212	Morgan, Lewis & Bockius LLP
Exton, Pennsylvania 19341	1701 Market Street
Attn: Chief Financial Officer	Philadelphia, Pennsylvania 19103-2921
Attn: Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP

and as to the Investor, to:

Pillar Partners Foundation, L.P.	with copy to:
c/o Pillar Invest Offshore SAL	Goodwin Procter LLP
Starco Center, Bloc B, Third Floor	The New York Times Building
Omar Daouk Street, Beirut 2020-3313	620 Eighth Avenue
New York, NY 10018
Attn: Michael Rosenberg, Esq.

Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. The Investor and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)    Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing and signed by the Company and the Investor. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(c)    Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(d)    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e)    Specific Performance; Injunctive Relief. The parties hereto agree that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Investor set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation of this Agreement, the Company and the Investor shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company or the Investor at law or in equity and the Investor hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(f)    Additional Documents. The Investor shall execute and deliver any additional documents necessary or desirable in the reasonable opinion of the Company to carry out the purpose and intent of this Agreement.

(g)    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h)    Governing Law; Consent to Jurisdiction. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

(i)    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(j)    Termination. This Agreement shall terminate and shall have no further force or effect from and after the earlier to occur of (i) date upon which the Company receives the Required Shareholder Approval, (ii) the termination of the Purchase Agreement in accordance with its terms and (iii) April 7, 2021, and thereafter there shall be no liability or obligation on the part of the Investor, provided, that no such termination shall relieve any party from liability for any willful or intentional breach of this Agreement prior to such termination.

(k)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this VOTING AGREEMENT to be executed as of the date first written above.

IDERA PHARMACEUTICALS, INC.

By:	/s/ Vincent J. Milano
Name: Vincent J. Milano
Title: Chief Executive Officer

[Signature Page of Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this VOTING AGREEMENT to be executed as of the date first written above.

PILLAR PARTNERS FOUNDATION, L.P.

By:	/s/ Abdul-Wahab Umari
Name: Abdul-Wahab Umari
Title: Director

[Signature Page of Voting Agreement]